Exhibit 99.1

First Interstate BancSystem, Inc. Announces Board Leadership Transition

Company Release: November 24, 2015

First Interstate BancSystem, Inc.’s (Nasdaq: FIBK) Chairman of the Board of Directors, Thomas W. Scott, at a meeting held on November 19, 2015, announced his retirement from the Board, effective January 21, 2016. The Board also announced that James R. Scott, Executive Vice Chair of the Board, will succeed Thomas Scott as Chairman, effective January 21, 2016.

Tom Scott has served as Chairman of First Interstate BancSystem, Inc.’s Board since January 2004 and a Director since 1971. He served as Chief Executive Officer of the company from 1978 through 2003. Tom was Chairman of the Board of First Interstate Bank from 2002 to 2007. He has also served as a Director of the First Interstate BancSystem Foundation since 1990 and was a member of the Federal Reserve Bank Board of Minneapolis from 2007 to 2009.

After 47 years with First Interstate, Tom said the time is right to make this transition. “My brother Jim and I have worked closely together over the years, carrying on the work and legacy started by our father when he founded this company. Today, First Interstate Bank is the premier community bank in this region. I am proud of how this company has grown and the difference it has made and continues to make in the communities we serve. As I pass the Board Chair gavel to Jim, I am confident I am leaving First Interstate in very good hands.”

“This is a natural Board leadership transition between two brothers who have worked together for four decades,” said Jim Scott. “It signifies a continuity of leadership committed to sustaining the corporate and community values that have shaped our company’s history and success.”

Jim has been a Director of First Interstate BancSystem, Inc. since 1971, Vice Chairman of the Board since 1990 and Executive Vice Chairman since 2010. He has served as a Chairman of the Company’s banking subsidiary, First Interstate Bank since 2007. He is Chairman of the Padlock Ranch Corporation, and past Chair of the First Interstate Bank Foundation and the Homer and Mildred Scott Foundation. Jim has and continues to serve in leadership positions in numerous local, state and regional non-profit organizations.

“I have benefited greatly from both Tom and Jim’s experience and leadership over the last two years,” said First Interstate President and CEO, Kevin Riley. “Their commitment and dedication have ensured the company is prepared and poised for an exciting future grounded on years of success.”

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $8.6 billion in assets as of September 30, 2015. It is the parent company of First Interstate Bank, a community bank operating banking offices, including online and mobile banking services, throughout Montana, Wyoming, and South Dakota. As a recognized leader in community banking services with 27 consecutive years of profitability, First Interstate is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting, with leadership and resources, the communities it serves.

Contact:

Marcy Mutch

Chief Financial Officer

First Interstate BancSystem, Inc.

+1 406-255-5322

investor.relations@fib.com